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                                                                 Exhibit (d)(13)

                     MASTER MANAGEMENT AGREEMENT SUPPLEMENT

                          MAINSTAY VP SERIES FUND, INC.

                        CONSERVATIVE ALLOCATION PORTFOLIO
                          MODERATE ALLOCATION PORTFOLIO
                      MODERATE GROWTH ALLOCATION PORTFOLIO
                           GROWTH ALLOCATION PORTFOLIO


      AGREEMENT, made as of the 22nd day of December, 2005, by and between MainStay VP Series Fund, Inc. (the "Company") and New York Life Investment Management LLC (the "Manager").


      WHEREAS, the Company is an open-end management investment company, organized as a Maryland corporation, and consists of such separate investment series as have been or may be established and designated by the Directors of the Company from time to time;

      WHEREAS, two separate classes of shares of the Company are offered to investors with respect to each investment series;

      WHEREAS, the Company has adopted a Master Management Agreement ("Master Agreement") dated May 15, 2001, pursuant to which the Company has appointed the Manager to provide the investment advisory and related administrative services specified in that Master Agreement; and

      WHEREAS, the Conservative Allocation Portfolio, Moderate Allocation Portfolio, Moderate Growth Allocation Portfolio and Growth Allocation Portfolio (the "New Portfolios") are separate investment series of the Company;

      NOW, THEREFOREE, the Directors of the Company hereby take the following actions, subject to the conditions set forth:

      1. As provided for in the Master Agreement, the Company hereby adopts the Master Agreement with respect to the New Portfolios, and the Manager hereby acknowledges that the Master Agreement shall pertain to the New Portfolios, the terms and conditions of such Master Agreement being hereby incorporated herein by reference.

      2. The term "Portfolio" as used in the Master Agreement shall, for purposes of this Supplement, pertain to each of the New Portfolios.

      3. As provided in the Master Agreement and subject to further conditions as set forth therein, each of the New Portfolios shall pay the Manager a monthly fee based upon average daily net assets of the Portfolio (as determined on each business day at the time set forth in the

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Prospectus for determining net asset value per share) during the preceding month at the annual rate of 0% of the Portfolio's average daily net assets.



      4. This Supplement and the Master Agreement (together, the "Agreement") shall become effective with respect to the each of the New Portfolios on December 22, 2005 and shall continue in effect with respect to each Portfolio for a period of two years from the date hereof and from year to year thereafter, but only so long as such continuance is specifically approved at least annually in conformity with the requirements of the Investment Company Act of 1940 (the "1940 Act") and the rules thereunder. This Agreement may be terminated with respect to the New Portfolios at any time, without payment of any penalty, by vote of a majority of the outstanding voting securities of the New Portfolios (as defined in the 1940 Act) or by vote of a majority of the Company's Board of Directors, or by the Manager at any time, without the payment of any penalty, on not more than sixty (60) days' nor less than thirty (30) days' written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).


IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                   MAINSTAY VP SERIES FUND, INC., on behalf of
                                   CONSERVATIVE ALLOCATION PORTFOLIO, MODERATE
                                   ALLOCATION PORTFOLIO, MODERATE GROWTH
                                   ALLOCATION PORTFOLIO and GROWTH ALLOCATION
                                   PORTFOLIO

                               By:  /s/ Marguerite E. H. Morrison
                                   -----------------------------
                                   Marguerite E. H. Morrison
                                   Secretary

                                   NEW YORK LIFE INVESTMENT MANAGEMENT LLC

                               By:  /s/ Gary E. Wendlandt
                                   ----------------------
                                   Gary E. Wendlandt
                                   Chairman and Chief Executive Officer